Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2017 RESULTS

REPORTS $5.6 MILLION IN OPERATING INCOME AND $0.04 EARNINGS PER SHARE

HOUSTON – August 8, 2017 – VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the second quarter 2017.

Second Quarter 2017 and recent key items:

•

Reported income from continuing operations of $2.5 million or $0.04 earnings per share for the second quarter of 2017, compared with a loss from continuing operations of $0.5 million or a loss of $0.01 per share in the same period in 2016

•	Generated operating income of $5.6 million in the second quarter of 2017, up 21% compared with $4.6 million in the same period in 2016
•	Grew Adjusted EBITDAX to $8.6 million, up 11% from $7.7 million in the second quarter of 2016
•	Produced an average of 4,363 barrels of oil per day (BOPD) in the second quarter of 2017, at the high end of the guidance range of 4,100 to 4,400 BOPD
•	Completed the planned 2017 maintenance turnaround with no environmental or safety issues in July 2017

For the second quarter of 2017, VAALCO reported income from continuing operations of $2.5 million, or $0.04 per diluted share. In the same period in 2016, the Company reported a loss from continuing operations of $0.5 million, or a loss of $0.01 per diluted share, and in the first quarter of 2017 reported income from continuing operations of $4.4 million, or $0.07 earnings per diluted share.  The average realized price for crude oil in the second quarter of 2017 was $46.83 per barrel, up 15% from $40.79 per barrel in the second quarter of 2016.  In the first quarter of 2017, the average realized price for crude oil was $51.99 per barrel. Adjusted EBITDAX totaled $8.6 million in the second quarter of 2017 compared with $7.7 million in the same period of 2016, and $10.4 million in the first quarter of 2017.

Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We remain focused on delivering strong operational and financial results, and I am pleased with our second quarter earnings. We reported earnings per share of $0.04, generated strong operating results and production rates came in at the high end of our guidance range. Our focus in 2017 is to maximize margins through operational excellence and execute on our corporate strategy. As we look to the future, we remain confident in the development opportunities on our offshore Gabon asset, and we are seeking similar growth opportunities in West Africa, where we can leverage our strong operational and technical expertise.”

Gabon and Equatorial Guinea

In the second quarter of 2017, production decreased to 4,363 BOPD compared with 4,622 BOPD in the first quarter of 2017 primarily due to natural decline.

On July 18, the electrical submersible pump (ESP) in the South Tchibala 2-H well failed, resulting in the well being temporarily shut-in.  The well was producing approximately 1,300 barrels of oil per day gross, or 350 barrels of oil net to the Company, prior to being shut-in.  VAALCO is working to mobilize a hydraulic workover unit to move onto the Avouma platform and replace the ESP system in the well, which is expected to be back on production by the fourth quarter 2017. The Company successfully utilized a hydraulic workover unit to replace the ESP in the well late last year at a significantly lower cost rather than mobilizing a jackup rig.  As a result of recent diagnostic work, the Company believes it has determined the cause of the 2016 ESP failures in this well, and a newly designed pair of ESPs will be installed in the South Tchibala 2-H well during the upcoming workover operation. VAALCO is currently evaluating performing one to two additional workovers in conjunction with the South Tchibala 2-H workover to replace the ESPs.

During July 2017, VAALCO completed its planned 2017 maintenance turnaround for the Etame Marin FPSO and four platforms.  The entire work scope was successfully completed with no environmental or safety issues.  The field was shut-in for nine days during the turnaround and is now back on production. The results of the maintenance and inspection work confirmed the Company’s asset integrity programs continue to be effective.  The next turnaround will be in 2018.

The Company continues to examine alternative, lower cost development options for discoveries in the Mutamba Iroru permit onshore Gabon, and in Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices continue to recover.

Discontinued Operations – Angola

The small loss of $0.2 million from discontinued operations for this quarter related to ongoing administrative costs.  In the second quarter of 2016, there was a minimal loss of $20 thousand from discontinued operations, or $0.00 loss per diluted share.  Since September 2016, the Company has reflected an accrual of $15.0 million for a potential payment which represents what VAALCO believes to be the maximum potential amount attributable to VAALCO Angola’s interest under the Block 5 PSA. The Company is in active discussions with representatives from Sonangol E.P. regarding this potential payment and other possible solutions and believe that the ultimate amount paid will be substantially less than the accrued amount.

Sale of U.S. Properties

On October 17, 2016, the Company signed a letter of intent to sell its entire acreage interests in the East Poplar Unit in Montana for $250,000 and the assumption of asset retirement obligations.  The transaction closed on April 3, 2017.

2017 Second Quarter Financial Results

Total oil and natural gas sales for the second quarter of 2017 were $20.4 million, compared to $18.8 million for the same period in 2016, and $21.3 million in the first quarter of 2017. During the second quarter of 2017, VAALCO sold approximately 414,000 net barrels of oil at an average price of $46.83 per barrel, compared to 436,000 net barrels at an average price of $40.79 per barrel in the second quarter of 2016. Second quarter 2017 revenue was positively impacted by the increase in realized pricing which was offset in part by a decrease in sales volumes compared to the same period in 2016.

Costs and Expenses

Total production expense, excluding workovers, was $9.7 million, or $23.41 per barrel of oil equivalent (BOE) of sales, in the second quarter of 2017, compared to $8.0 million, or $18.16 per BOE of sales, in the second quarter of 2016, and $8.1 million, or $20.44 per BOE of sales in the first quarter of 2017. The second quarter of 2017 costs, excluding workovers, were higher than the second quarter of 2016 primarily due to VAALCO’s increased ownership interest as a result of the November 2016 Sojitz acquisition, costs associated with certain regulatory requirements and FPSO cost escalation.

Depreciation, depletion and amortization (DD&A) expense was $2.0 million, or $4.76 per BOE of sales in the three months ended June 30, 2017 compared to $1.9 million, or $4.39 per BOE in the comparable period in 2016, and $1.9 million, or $4.74 per BOE in the first quarter of 2017.

General and administrative (G&A) expense for the three months ended June 30, 2017 was $3.0 million, or $7.36 per BOE, as compared to $4.0 million, or $9.06 per BOE in the three months ended June 2016, and $3.1 million, or $7.94 per BOE in the first quarter of 2017. General and administrative expense includes $0.6 million, $1.0 million, and $0.2 million of non-cash compensation expense for the quarters ended June 30, 2017, June 30, 2016, and March 31, 2017.

Income tax expense for the second quarter of 2017 was $3.1 million compared to $3.0 million for the same period in 2016, and $3.2 million in the first quarter of 2017.  The increase in tax compared to the same period a year ago is primarily attributable to higher revenues from the Company’s operations in Gabon.

Hedging

In order to limit VAALCO’s commodity price risk, in 2016 the Company purchased crude oil puts for part of its 2017 volume. As of June 30, 2017, VAALCO had unexpired crude oil put contracts covering 360,000 barrels of anticipated sales volumes for the period from July 2017 through December 31, 2017 at a weighted average price of $50.00. The Company recorded a non-cash mark-to-market gain of $0.1 million related to the puts during the second quarter of 2017 which was included in “Other, net” in the Condensed Consolidated Statements of Operations. The Company has not entered into additional derivative contracts since June 30, 2017.

Capital Investments/Balance Sheet

During the three months ended June 30, 2017, VAALCO invested approximately $0.3 million in capital expenditures on a cash basis, primarily for equipment and enhancements. The Company has no material commitments for capital expenditures for the balance of 2017.

At the end of the second quarter, VAALCO had an unrestricted cash balance of $20.6 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $0.9 million of restricted cash classified as long term.

At June 30, 2017, debt, net of deferred financing costs, totaled $13.0 million, of which $8.3 million was classified as current, reflecting the repayment terms of the loan agreement with the IFC.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results August 9th, 2017, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 61829267.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through August 14, 2017 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 61829267.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended June 30, 2017, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$20,640	$20,474
Restricted cash	802	741
Receivables:
Trade	8,062	6,751
Accounts with partners, net of allowance	978	3,297
Other, net of allowance	1	120
Crude oil inventory	952	913
Prepayments and other	4,392	4,040
Current assets - discontinued operations	2,578	2,139
Total current assets	38,405	38,475
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	389,192	389,231
Undeveloped acreage	10,000	10,000
Equipment and other	10,283	9,779
	409,475	409,010
Accumulated depreciation, depletion and amortization	(384,209)	(380,991)
Net property and equipment	25,266	28,019
Other noncurrent assets:
Restricted cash	918	918
Value added tax and other receivable, net of allowance	6,044	5,110
Abandonment funding	8,510	8,510
Total assets	$79,143	$81,032
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,968	$19,096
Accrued liabilities and other	9,568	10,506
Current portion of long-term debt	8,333	7,500
Accounts with partners	291	-
Current liabilities - discontinued operations	15,186	18,452
Total current liabilities	48,346	55,554
Asset retirement obligations	18,947	18,612
Other long term liabilities	283	284
Long-term debt, excluding current portion	4,642	6,940
Total liabilities	72,218	81,390
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 66,348,910 and 66,109,565 shares issued, $0.10 par value, 100,000,000 shares authorized	6,635	6,611
Additional paid-in capital	70,985	70,268
Less treasury stock, 7,555,095 shares at cost	(37,933)	(37,933)
Retained deficit	(32,762)	(39,304)
Total shareholders' equity (deficit)	6,925	(358)
Total liabilities and shareholders' equity (deficit)	$79,143	$81,032

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017
Revenues:
Oil and gas sales	$20,425	$18,847	$21,266
Operating costs and expenses:
Production expense	9,866	7,341	7,946
Exploration expense	-	2	-
Depreciation, depletion and amortization	1,970	1,942	1,869
General and administrative expense	3,049	4,004	3,127
Other operating expense	-	754	-
General and administrative related to shareholder matters	-	18	15
Bad debt expense and other	183	171	98
Total operating costs and expenses	15,068	14,232	13,055
Other operating income (loss), net	230	-	(63)
Operating income	5,587	4,615	8,148
Other income (expense):
Interest expense, net	(378)	(1,470)	(403)
Other, net	338	(642)	(116)
Total other income (expense)	(40)	(2,112)	(519)
Income from continuing operations before income taxes	5,547	2,503	7,629
Income tax expense	3,096	3,001	3,194
Income (loss) from continuing operations	2,451	(498)	4,435
Loss from discontinued operations, net of tax	(168)	(20)	(176)
Net income (loss)	$2,283	$(518)	$4,259

Basic net income (loss) per share
Income (loss) from continuing operations	$0.04	$(0.01)	$0.07
Income (loss) from discontinued operations	(0.00)	(0.00)	(0.00)
Net income (loss)	$0.04	$(0.01)	$0.07
Basic weighted average shares outstanding	58,658	58,464	58,567
Diluted net income (loss) per share
Income (loss) from continuing operations	$0.04	$(0.01)	$0.07
Income (loss) from discontinued operations	(0.00)	(0.00)	(0.00)
Net income (loss)	$0.04	$(0.01)	$0.07
Basic weighted average shares outstanding	58,658	58,464	58,580

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended
	June 30, 2017	June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,542	$(8,142)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations	344	(7,786)
Depreciation, depletion and amortization	3,839	4,180
Other amortization	201	1,076
Unrealized foreign exchange gain	(580)	(102)
Stock-based compensation	783	1,434
Commodity derivatives loss	50	578
Bad debt provision	281	514
Other operating income, net	(167)	(18)
Change in operating assets and liabilities:
Trade receivables	(1,314)	(2,010)
Accounts with partners	2,610	9,043
Other receivables	58	(52)
Crude oil inventory	(39)	(65)
Value added tax and other receivable	(1,130)	(1,236)
Prepayments and other	395	(334)
Accounts payable	(4,274)	(11,591)
Accrued liabilities and other	(977)	144
Net cash provided by (used in) continuing operating activities	6,622	(14,367)
Net cash provided by (used in) discontinued operating activities	(4,049)	15,996
Net cash provided by operating activities	2,573	1,629
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash	(61)	265
Acquisitions	64	-
Property and equipment expenditures	(1,032)	(10,448)
Proceeds from the sale of oil and gas properties	250	-
Premiums paid	-	(824)
Net cash used in continuing investing activities	(779)	(11,007)
Net cash used in discontinued investing activities	-	(2,221)
Net cash used in investing activities	(779)	(13,228)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	38	-
Borrowings	4,167	-
Debt repayment	(5,833)	-
Debt issuance costs	-	(77)
Net cash used in continuing financing activities	(1,628)	(77)
Net cash provided by discontinued financing activities	-	-
Net cash used in financing activities	(1,628)	(77)
NET CHANGE IN CASH AND CASH EQUIVALENTS	166	(11,676)
CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	20,474	25,357
END OF PERIOD	$20,640	$13,681

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017
NET SALES DATA:
Oil (MBbls)	414	436	394
Natural Gas (MMcf)	-	35	-
Oil equivalents (MBOE)	414	442	394
Average daily sales volumes (BOE/day)	4,549	4,857	4,378
NET PRODUCTION DATA
Oil (MBbls)	397	430	416
Natural Gas (MMcf)	-	35	-
Oil equivalents (MBOE)	397	436	416
Average daily production volumes (BOE/day)	4,363	4,796	4,622
AVERAGE SALES PRICES:
Oil ($/Bbl)	$46.83	$40.79	$51.99
Natural Gas ($/Mcf)	0.00	1.64	0.00
Weighted average price ($/BOE)	46.83	40.14	51.99
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$23.83	$16.61	$20.17
Production expense, excluding workovers*	23.41	18.16	20.44
Depreciation, depletion and amortization	4.76	4.39	4.74
General and administrative expense**	7.36	9.06	7.94
Property and equipment expenditures, cash basis	$264	$8,965	$768

*Workover costs excluded from the three months ended June  30, 2017, June  30, 2016 and March 31, 2017 are $0.2 million, ($0.7) million and ($0.1) million.

**General and administrative expenses include $1.52, $2.29 and $0.39 per BOE of non-cash stock-based compensation expense in the three months ended June 30, 2017, June 30, 2016 and March 31, 2017.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

Reconciliation of Net income (loss) to Adjusted
EBITDAX	Three Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017
Net income (loss)	$2,283	$(518)	4,259
Add back:
Impact of discontinued operations	168	20	176
Interest (income) expense, net	378	1,470	403
Income tax expense	3,096	3,001	3,194
Depreciation, depletion and amortization	1,970	1,942	1,869
Exploration expense	-	2	-
Non-cash or unusual items:
Stock-based compensation	629	1,014	154
Shareholder matters	-	18	15
Commodity derivative loss (gain)	(130)	578	180
Equipment write-offs	-	-	63
Bad debt expense	183	171	98

Adjusted EBITDAX	$8,577	$7,698	$10,411